Exhibit 23.2

12900 Hall Road, Suite 510
Sterling Heights, MI 48313-1153

Telephone	586-254-8141
Fax	586-254-9406
Web	www.uhy-us.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference into the previously filed Registration Statements on Form S-8 (File No. 333-142271) and Form S-3 (File No. 333-167108) of our report dated December 29, 2010, relating to the financial statements of EE Group, LLC as of and for the years ended December 31, 2009 and 2008, included in this Current Report on Form 8-K/A of DCP Midstream Partners, LP.

/s/ UHY, LLP
UHY, LLP
Sterling Heights, Michigan February 3, 2011

An Independent Member of Urbach Hacker Young International Limited